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                                                                     EXHIBIT 12

                               DECHERT PRICE & RHOADS
                              4000 Bell Atlantic Tower
                                  1717 Arch Street
                            Philadelphia, PA  19103-2793


                                     July 10,1998

Grandview Investment Trust
on behalf of GrandView Realty Growth Fund and GrandView S&P REIT Index Fund 107 North Washington Street
Rocky Mountain, North Carolina  27803

The FBR Family Of Funds
on behalf of FBR Realty Growth Fund
1001 Nineteenth Street North
Arlington, Virginia  22209

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences to the FBR Realty Growth Fund (the "Acquiring Fund"), a separate investment series of the FBR Family of Funds (the "Company"), a Delaware business trust, to the GrandView Realty Growth Fund (the "Realty Growth Fund") and the GrandView S&P REIT Index Fund (the "Index Fund") (collectively, the "Acquired Funds"), which are separate investment series of GrandView Investment Trust (the "Trust"), a Massachusetts business trust in connection with the proposed transfer of substantially all of the assets of the Acquired Funds to Acquiring Fund and the assumption by Acquiring Fund of certain Liabilities of the Acquired Funds, followed by the distribution of such Acquiring Fund Shares received by the Acquired Funds in complete liquidation of the Acquired Funds, all pursuant to the proposed reorganization (the "Reorganization") described in the Agreement and Plan of Reorganization (the "Plan") to be executed by Company on behalf of Acquiring Fund and by the Trust on behalf of the Acquired Funds and included as an exhibit to Form N-14.

     For purposes of this opinion, we have examined and rely upon (1) the Plan,
(2) the Form N-14, filed by Acquiring Fund on [July 10, 1998], with the Securities and Exchange Commission, and (3) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

     This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above, (b) the facts and representations contained in the representation letters referred to below being true and accurate as of the closing date of the Reorganization, and (c) there being no change in the Code, United States Treasury regulations, judicial decisions, or



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Grandview Investment Trust
The FBR Family Of Funds
July 10, 1998
Page 2

administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the closing date of the Reorganization.

     This opinion is further conditioned upon our receiving such executed letters of representation from Company, the Trust, the Acquired Funds, and Acquiring Fund as we shall request. This opinion shall be effective only at such time as we receive those letters and confirm our opinion in writing on the closing date of the Reorganization and, in the absence of such confirmation, will be deemed to have been withdrawn.

     Based upon the foregoing, it is our opinion that:

     (1) The acquisition by Acquiring Fund of substantially all of the assets of the Acquired Funds in exchange solely for Acquiring Fund shares and the assumption by Acquiring Fund of certain liabilities of the Acquired Funds, followed by the distribution of such Acquiring Fund shares to the Acquired Funds shareholders in exchange for their Acquired Funds shares in complete liquidation of the Acquired Funds, will constitute a reorganization within the meaning of Section 368(a) of the Code. Acquiring Fund and the Acquired Funds will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized to the Acquired Funds upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by Acquiring Fund of certain liabilities of the Acquired Funds, or upon the distribution to the Acquired Funds shareholders of the Acquiring Fund shares.

     (3) No gain or loss will be recognized by Acquiring Fund upon the receipt of the Acquired Funds' assets in exchange for Acquiring Fund shares.

     (4) The basis of the assets of the Acquired Funds in the hands of Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of the Acquired Funds immediately prior to the Reorganization exchange.

     (5) The holding period of the Acquired Funds' assets in the hands of Acquiring Fund will include the period during which the assets were held by the Acquired Funds.

     (6) No gain or loss will be recognized to the Acquired Funds shareholders upon the receipt of Acquiring Fund shares solely in exchange for the Acquired Funds shares.


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Grandview Investment Trust
The FBR Family Of Funds
July 10, 1998
Page 3


     (7) The basis of the Acquiring Fund shares received by the Acquired Funds shareholders will be the same as the basis of the Acquired Funds shares surrendered in exchange therefor.

     (8) The holding period of the Acquiring Fund shares received by the Acquired Funds shareholders will include the holding period of the Acquired Funds shares surrendered in exchange therefor, provided that such Acquired Funds shares were held as capital assets in the hands of the Acquired Funds shareholders upon the date of the exchange.

     We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

     This opinion must be confirmed by us in writing on the closing date of the Reorganization or will be deemed to have been withdrawn.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Acquiring Fund with the Securities and Exchange Commission.

                                   Very truly yours,

                                   /s/ Dechert Price & Rhoads

                                   DECHERT PRICE & RHOADS